Exhibit (n)(1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

BlackRock Capital Investment Corporation:

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-216928 on Form N-2 of our report dated March 7, 2018, relating to the consolidated financial statements and consolidated financial highlights of BlackRock Capital Investment Corporation and subsidiaries (the “Company”), appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the headings, “Selected Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedules of BlackRock Capital Investment Corporation and subsidiaries, listed on page 65. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

New York, New York

April 2, 2018